Exhibit 99.1

News Release

Public Storage

701 Western Avenue

Glendale, CA 91201-2349

PublicStorage.com

For Release:	Immediately
Date:	April 19, 2019
Contact:	Ryan Burke
(818) 244-8080, Ext. 1141

Public Storage Announces Management Changes

GLENDALE, California–Joe Russell, President and Chief Executive Officer of Public Storage (NYSE:PSA), announced today two senior management changes.

Nathaniel A. Vitan has been promoted to Senior Vice President, Chief Legal Officer and Corporate Secretary effective April 20, 2019. Nathan joined the company in June 2016 as Vice President and Chief Counsel–Litigation and Operations. Prior to joining Public Storage, he was Assistant General Counsel for Altria Client Services, Inc. and served as a Trial Practice and Appellate Litigation Attorney at Latham & Watkins LLP.

Nathan succeeds Lily Y. Hughes, who tendered her resignation to pursue a Chief Legal Officer position at another public company with strong consideration given to being geographically closer to her family. Lily is committed to working in partnership with the team through May 31, 2019, in order to ensure an orderly transition.

“Lily has been an outstanding partner and we are grateful for her integrity and leadership and the many contributions she brought to Public Storage,” said Mr. Russell. “The Public Storage team is keenly focused on succession planning across the company, and we are excited to welcome Nathan to his new role. His multi-faceted experience, proven abilities and impeccable character make him well-suited for the position. The company and its shareholders will benefit from his continued leadership going forward.”

Company Information

Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns and operates self-storage facilities. The Company’s headquarters are located in Glendale, California. At December 31, 2018, we had interests in 2,429 self-storage facilities located in 38 states with approximately 162 million net rentable square feet in the United States, and we owned a 35.2% common equity interest in Shurgard Self Storage SA (Euronext Brussels:SHUR), which owned 232 self-storage facilities located in seven Western European nations with approximately 13 million net rentable square feet operated under the “Shurgard” brand. We also own a 42% common equity interest in PS Business Parks, Inc. (NYSE:PSB), which owned and operated approximately 28 million rentable square feet of commercial space at December 31, 2018.

Additional information about Public Storage is available on the Internet. The Company’s website is PublicStorage.com.

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